Exhibit 3.1
SECOND RESTATED ARTICLES OF INCORPORATION
ARTICLE ONE
     DAWSON GEOPHYSICAL COMPANY, pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts Second Restated Articles of Incorporation which accurately copy the Restated Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Second Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.
ARTICLE TWO
     The Restated Articles of Incorporation of the corporation are amended by the Second Restated Articles of Incorporation as follows:
     The Restated Articles of Incorporation are deleted in their entirety and the Second Restated Articles of Incorporation set out in Exhibit I attached hereto are substituted therefor.
ARTICLE THREE
     Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such Second Restated Articles of Incorporation and each such amendment made by the Second Restated Articles of Incorporation were duly adopted by the shareholders of the corporation on the 24th day of January, 2006.
ARTICLE FOUR
     The number of shares of the corporation issued and outstanding at the time of adoption of the foregoing amendment was 7,484,044; and the number of shares entitled to vote thereon was likewise 7,484,044.
ARTICLE FIVE
     The holders of and 5,543,199 of the shares outstanding and entitled to vote on said amendment voted for and 1,321,950 voted against adopting said amendment, and 9,243 abstained from voting. This Amendment has been approved in the manner required by the Texas Business Corporation Act and the constituent documents of Dawson Geophysical Company.
ARTICLE SIX
     The Articles of Incorporation as amended by the Restated Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Second Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth are as set out in Exhibit I attached hereto.
     IN WITNESS WHEREOF, the corporation has executed these Second Restated Articles of Incorporation by the undersigned officers effective this 11th day of May, 2006.

DAWSON GEOPHYSICAL COMPANY
By:	/s/ Stephen C. Jumper
Stephen C. Jumper
President and Chief Executive Officer